EXHIBIT 99.1

MiNK Therapeutics Reports Fourth Quarter & Full Year 2024 Results and Highlights Business Progress

NEW YORK, March 18, 2025 (GLOBE NEWSWIRE) -- MiNK Therapeutics, Inc. (NASDAQ: INKT), a clinical-stage biopharmaceutical company pioneering the development of allogeneic, off-the-shelf invariant natural killer T (iNKT) cell therapies, today announced its financial results for the fourth quarter and full year 2024, highlighting significant business progress and clinical advancements. The company will host a conference call and webcast at 8:30 a.m. ET.

“Throughout 2024, MiNK advanced its mission to bring off-the-shelf iNKT cell therapies to patients fighting hard-to-treat cancers and severe immune-related disorders,” said Dr. Jennifer Buell, President and Chief Executive Officer of MiNK Therapeutics. “We made significant clinical strides, strengthened our manufacturing foundation, and forged strategic alliances. Through disciplined capital management, we are positioned to scale efficiently and seize new collaboration opportunities for value creation. With our rapid AI-driven drug discovery platform generating a world-class library of phosphorylated neoantigens and proprietary TCRs, MiNK is uniquely poised to progress a new standard in oncology and beyond.”

Operational Highlights

Clinical Advancements

  Expanding Benefit in Cancer Where Standards Fail: Presentations at leading oncology conferences—including AACR IO, ASCO GI, and SITC—demonstrated that AgenT-797 enhanced immune activation, improved checkpoint inhibitor efficacy, and augmented bispecific engagers in heavily pretreated patients and preclinical models. A Phase 2 Investigator-Sponsored Trial (Memorial Sloan Kettering Cancer Center) in second-line advanced gastric cancer (NCT06251973) is actively enrolling. Early data suggest promising activity when combining AgenT-797 with botensilimab/balstilimab (BOT/BAL) and chemotherapy.
  Immunologic Activity in Inflammatory Lung Conditions (ARDS): Published results in Nature Communications and presented at the American Thoracic Society (ATS) showed AgenT-797’s potential in acute respiratory distress, with an approximately 80% survival rate among VV ECMO patients versus 10% in hospital controls. Late-stage trials are designed and planned for upcoming discussion with the regulatory agencies.

Next-Generation iNKT Programs

  PRAME-TCR iNKTs: Demonstrated high specificity and potent tumor-killing against intracellular cancer targets resistant to conventional therapies. MiNK’s expertise in accessing a proprietary library of phosphorylated peptides and personalized neoantigens supports the generation of high-quality TCRs.
  MiNK-215 (IL-15 Armored CAR-iNKT): Robust anti-tumor activity in models of metastatic colorectal cancer, reshaping the immunosuppressive tumor microenvironment.

These data, including exciting findings from AACR IO on the importance of neoantigen targeting, underscore MiNK’s commitment to evolving next-generation iNKT treatments that could potentially tackle the most challenging cancer types.

Strategic Growth and Manufacturing Optimization

  MiNK’s state-of-the-art manufacturing process enables the production of billions of donor-derived iNKT cells per run, scalable to support rapid global distribution, aimed at reducing logistical hurdles, cost, and enhancing patient access.
  In October 2024, MiNK entered into a research collaboration with Autonomous Therapeutics to develop precision RNA-iNKT therapies for metastatic tumors. This collaboration is actively underway.
  In 2024, MiNK raised $5.8M in private financing and is prioritizing externally funded clinical trials to effectively sustain and advance its iNKT cell programs.

“We believe MiNK Therapeutics is on solid footing to pioneer the next generation of cell therapies,” added Dr. Buell. “We will continue to pair scientific discipline with operational rigor, a strategy designed to enable value-inflection in 2025 and beyond.”

Financial Highlights

We ended the year with a cash balance of $4.6 million. Cash used in operations for the three and twelve months ended December 31, 2024, was $1.7 million, and $9.6 million, respectively, compared to $3.0 million and $15.8 million for the same periods in 2023.

Net loss for the year ended December 31, 2024 was $10.8 million, or $2.86 per share, compared to net loss for the same period in 2023 of $22.5 million or $6.54 per share.

Summary Consolidated Financial Information

Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	December 31,
	2024	2023

Cash and cash equivalents	$4,577	$3,367
Total assets	5,721	4,552

Other Financial Information
(in thousands)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2024	2023	2024	2023

Cash used in operations	$1,728	$3,036	$9,555	$15,763
Non-cash expenses	757	1,155	770	3,798

Condensed Consolidated Statements of Operations Data
(in thousands, except per share data)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2024	2023	2024	2023

Operating expenses:
Research and development	$1,406	$3,311	$6,336	$15,490
General and administrative	809	2,189	4,314	7,431
Change in fair value of related party note	288	-	638	-

Operating loss	2,503	5,500	11,288	22,921

Other income, net	(39)	(41)	(503)	(463)

Net loss	$2,464	$5,459	$10,785	$22,458

Per common share data, basic and diluted:
Net loss	$0.62	$1.58	$2.86	$6.54
Weighted average number of common shares outstanding, basic and diluted	3,957	3,456	3,773	3,436

Conference Call

Dial-in numbers: 646-307-1963 (New York), 800-715-9871 (USA & Canada)

Conference ID: 8023784

Webcast

A live webcast and replay of the conference call will be accessible from the Events & Presentations page of the Company’s website at https://investor.minktherapeutics.com/events-and-presentations and via https://edge.media-server.com/mmc/p/s9hd6k7m/.

About MiNK Therapeutics

MiNK Therapeutics is a clinical-stage biopharmaceutical company pioneering the discovery, development, and commercialization of allogeneic invariant natural killer T (iNKT) cell therapies to treat cancer and other immune-mediated diseases. MiNK is advancing a pipeline of both native and next generation engineered iNKT programs, with a platform designed to facilitate scalable and reproducible manufacturing for off-the-shelf delivery. The company is headquartered in New York, NY. For more information, visit https://minktherapeutics.com or @MiNK_iNKT. Information that may be important to investors will be routinely posted on our website and social media channels.

About AgenT-797

AgenT-797 is an allogeneic invariant natural killer T (iNKT) cell therapy that harnesses the dual power of innate and adaptive immunity. iNKTs function as “master regulators,” combining the cytotoxic capabilities of NK cells with T-cell–like antigen recognition and memory. This unique biology enables a robust, pathogen-agnostic immune response that can be directed against hard-to-treat tumors.

Manufactured by MiNK Therapeutics in Lexington, MA, agenT-797 is a scalable, off-the-shelf product designed to provide accessible, transformative treatment options. In clinical trials, agenT-797 can bolster peripheral memory T-cell activation, enhance tumor infiltration, and potentially improve outcomes for patients with solid cancers (Cytryn et al. AACR IO 2024, Oncogene. 2024) and to combat inflammation in critically ill patients with severe respiratory pathology (Nature Communications. 2024).

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the therapeutic potential, anticipated benefit, plans and timelines of iNKT cells, as well as the collaboration between MiNK and Agenus. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These forward-looking statements are subject to risks and uncertainties, including the factors described under the Risk Factors section of the most recent Form 10-K, Form 10-Q and the S-1 Registration Statement filed with the SEC. MiNK cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and MiNK and Agenus with no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Investor Contact

917-362-1370

investor@minktherapeutics.com

Media Contact

781-674-4428

communications@minktherapeutics.com